Exhibit 99.1

NEWS RELEASE

9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE

CONTACT: John Robison

(309) 693-5846

John.Robison@rlicorp.com

www.rlicorp.com

RLI increases dividend

PEORIA, ILLINOIS, May 7, 2009, RLI Corp. (NYSE:RLI) – The RLI Corp. board of directors has declared a second quarter cash dividend of $0.27 per share on common stock, a $0.01 increase over the prior quarter. The dividend is payable on July 15, 2009, to shareholders of record as of June 30, 2009. RLI has paid and increased dividends in each of the last 34 years.

“Even in troubled economic times, we firmly believe RLI has the ability to generate future earnings,” said RLI President & CEO Jonathan E. Michael. “In turn, this gives us the capacity to pay shareholder dividends.”

The company’s dividend yield would be 2.26%, based on the $1.08 indicated annual dividend and yesterday’s closing stock price of $47.71.

RLI is a specialty insurance company serving “niche” or underserved markets. With a diverse portfolio of property and casualty coverages and surety bonds, it has achieved an underwriting profit in 28 of the last 32 years, including the last 13. RLI and subsidiaries – RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI operates in all 50 states from office locations across the country.

For additional information, contact Treasurer John Robison at (309) 693-5846 or at john.robison@rlicorp.com or visit our website at www.rlicorp.com.

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